UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2006

___________

PREMIER COMMUNITY BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-18868 (Commission File Number)	54-1560968 (I.R.S. Employer Identification No.)
4095 Valley Pike Winchester, Virginia (Address of principal executive offices)	22602 (Zip Code)

Registrant’s telephone number, including area code:  (540) 869-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On January 12, 2006, Premier Community Bankshares, Inc. (the “Company”), Rockingham Heritage Bank, a wholly owned subsidiary of the Company (“Rockingham Heritage”), and Albemarle First Bank (“Albemarle”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement sets forth the terms and conditions of the Company’s acquisition of Albemarle through the merger (the “Merger”) of Albemarle with and into Rockingham Heritage. Albemarle will continue operations as a separate division of Rockingham Heritage.

Under the terms of the Merger Agreement, the Company will issue to the shareholders of Albemarle, for each share of Albemarle common stock that they own, a number of shares of the Company’s common stock with an aggregate market value equal to $15.80 per share or $15.80 in cash, subject to the limitation that no less than 35% and no more than 50% of the total consideration will be in the form of cash. Shareholders of Albemarle may elect to receive the Company’s common stock, cash, or a combination of common stock and cash for their shares of Albemarle common stock, subject to pro ration in the event that the aggregate cash elections are less than the 35% minimum or exceed the 50% maximum.

The actual number of shares of the Company’s common stock to be issued in the Merger for each share of Albemarle common stock will be determined based upon the average of the daily closing prices of the Company’s common stock for the 20 trading days ending at the close of trading on the fifth trading day preceding the closing date and, subject to certain exceptions described in the Merger Agreement, will not exceed 0.8681, or be less than 0.6529, shares of Premier common stock for each share of Albemarle common stock.

Under the terms of the Merger Agreement, the Company is not required to issue more than 989,600 shares of its common stock in the Merger. The Company reserves the right to increase the cash consideration to be paid to Albemarle’s shareholders to 50% of the total consideration if necessary to reduce the number of shares of common stock issuable in the Merger to 989,600.

Under the terms of the Merger Agreement, three members of Albemarle’s board of directors will join the Rockingham Heritage board of directors, including Thomas M. Boyd, Jr., Albemarle’s President and Chief Executive Officer. Mr. Boyd will also join the Premier board of directors, and a separate advisory board of Albemarle will be established for the greater Charlottesville market.

Consummation of the Merger is subject to a number of customary conditions including the approval of the Merger by Albemarle’s shareholders and the receipt of all required regulatory approvals. The Merger is expected to be completed in the second quarter of 2006.

The Merger Agreement provides that, if Albemarle terminates the Merger Agreement in order to pursue an offer from another party that is deemed by its board of directors in good faith to be superior, Albemarle will pay the Company a break-up fee of $1.25 million.

A copy of the Merger Agreement is being filed as an exhibit to this report and is incorporated by reference into this Item 1.01. The description of the Merger Agreement above is a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement has been included to provide information regarding the terms of the Merger. It is not intended to provide any other factual information about the

Company. Such information can be found in the other public filings that the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger Agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties by Albemarle are qualified by information in the confidential disclosure schedules attached to the Reorganization Agreement. While the Company does not believe that these schedules contain information securities laws require it to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules.

A copy of the joint press release announcing the Merger is being filed as Exhibit 99.1 to this report.

Item 9.01

Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit No.

Description

2.1

Agreement and Plan of Merger, dated as of January 12, 2006, between Premier Community Bankshares, Inc., Rockingham Heritage Bank and Albemarle First Bank

99.1

Joint Press Release dated January 13, 2006, announcing execution of the Agreement and Plan of Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER COMMUNITY BANKSHARES, INC.

        (Registrant)

Date:  January 13, 2006

By:  /s/ Donald L. Unger

Donald L. Unger

President and Chief Executive Officer

Exhibit Index

Exhibit No.

Description

2.1

Agreement and Plan of Merger, dated as of January 12, 2006, between Premier Community Bankshares, Inc., Rockingham Heritage Bank and Albemarle First Bank

99.1

Joint Press Release dated January 13, 2006, announcing execution of the Agreement and Plan of Merger.